Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-259429) and related Prospectus of Natera, Inc. for the registration of Common Stock and to the incorporation by reference therein of our reports dated February 24, 2022, with respect to the consolidated financial statements of Natera, Inc., and the effectiveness of internal control over financial reporting of Natera, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

December 6, 2022